AMENDMENT TO STOCKHOLDERS AGREEMENT

      THIS AMENDMENT (this "AMENDMENT"), dated as of April 5, 2002, is by and between Regency Centers Corporation (formerly Regency Realty Corporation), a Florida corporation ("REGENCY"), Security Capital Group Incorporated, a Maryland corporation ("SCG"), and The Regency Group, Inc., a Florida corporation ("TRG") and amends the Stockholders Agreement dated as of July 10, 1996, by and among Regency, Security Capital U.S. Realty, a Luxembourg corporation ("Realty"), and Security Capital Holdings S.A. ("Holdings"), a Luxembourg corporation and a formerly wholly owned subsidiary of Realty (as previously amended, the "STOCKHOLDERS AGREEMENT"), and to which SCG (both as to itself and as successor to all the rights of Realty and Holdings under the Investor Agreement) has become party as a result of the transactions between Security Capital, Realty and Holdings and the consent granted by the Company pursuant to that certain letter agreement dated June 14, 2000.

      NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.    STANDSTILL:  Clause (x) in the first sentence of Section
      5.1(a) and 5.1(b) of the Stockholders Agreement shall be modified to, in each case, replace the words "January 10, 2003" with the words "April 10, 2003."

2. MISCELLANEOUS. Except as amended by this Agreement, the Stockholders Agreement shall remain in full force and effect, and this Amendment and the Stockholders Agreement together shall be considered one agreement, including that all of the Miscellaneous provisions of Section 7 of the Stockholders Agreement shall apply equally hereto.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the day and year written above.

                               REGENCY CENTERS CORPORATION



                               By:   /s/ Bruce M. Johnson
                                  ---------------------------------
                                  Name:  Bruce M. Johnson
                                  Title: Managing Director and
                                         Chief Financial Officer


                               THE REGENCY GROUP, INC.



                               By:   /s/ Bruce M. Johnson
                                  ---------------------------------
                                  Name:  Bruce M. Johnson
                                  Title: Managing Director and
                                         Chief Financial Officer


                               SECURITY CAPITAL GROUP INCORPORATED



                               By:   /s/ C. Ronald Blankenship
                                 ---------------------------------
                                  Name:  C. Ronald Blankenship
                                  Title: Vice Chairman and
                                         Chief Operating Officer